Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-187515) of our report dated March 11, 2016 relating to the financial statements of United States Commodity Index Funds Trust (the “Trust”) and certain series of the Trust, including the United States Commodity Index Fund (the “Fund”), as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013 and our report dated March 11, 2016 relating to the effectiveness of the internal control over financial reporting of the Trust and certain series of the Trust, including the Fund, which appear in this Annual Report on Form 10-K of United States Commodity Index Funds Trust for the year ended December 31, 2015.

/s/ Spicer Jeffries LLP

Greenwood Village, Colorado

March 11, 2016